    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001
                                                      REGISTRATION NO. 333-94633
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                    INNOVATIVE GAMING CORPORATION OF AMERICA
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



              MINNESOTA                                         41-1713864
   -------------------------------                        ----------------------
   (State or other jurisdiction of                           (I.R.S. employer
    incorporation or organization)                        identification number)



                            333 ORVILLE WRIGHT COURT
                               LAS VEGAS, NV 89119
                                 (702) 614-7199
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                ROLAND M. THOMAS
          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                    INNOVATIVE GAMING CORPORATION OF AMERICA
                            333 ORVILLE WRIGHT COURT
                               LAS VEGAS, NV 89119
                                 (702) 614-7199
          -------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                                 With copies to:
                             Douglas T. Holod, Esq.
                              Alan M. Gilbert, Esq.
                       Maslon Edelman Borman & Brand, LLP
                             3300 Wells Fargo Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200


    Approximate date of the commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                     Proposed          Proposed
                                     Amount to        Maximum           Maximum
Title of Each Class of Securities        be        Offering Price      Aggregate          Amount of
         to be Registered            Registered      per Share       Offering Price    Registration Fee
----------------------------------- ------------- ----------------- ----------------- -----------------
Common Stock, $.01 par value          1,654,500        $ 1.69        $ 2,791,968.75      $   737.08 (1)
----------------------------------- ------------- ----------------- ----------------- -----------------
Common Stock, $.01 par value (2)        355,000        $ 1.69        $   599,062.50      $   158.15 (1)
----------------------------------- ------------- ----------------- ----------------- -----------------
Common Stock, $.01 par value (2)         60,000        $  .97        $    58,125.00      $    15.35 (4)
----------------------------------- ------------- ----------------- ----------------- -----------------
Common Stock, $.01 par value          7,959,054        $  .77        $ 6,093,451.74      $ 1,523.36 (5)
----------------------------------- ------------- ----------------- ----------------- -----------------
Common Stock, $.01 par value (2)        516,250        $  .77        $   395,241.00      $    98.81 (5)
----------------------------------- ------------- ----------------- ----------------- -----------------

TOTAL                                10,544,804        $ 1.06(3)     $ 9,938,078.59      $ 2,532.75 (6)
-------------------------------------------------------------------------------------------------------



(1) Fee calculated pursuant to Rule 457(c), based on the average high and low sales price on January 10, 2000. Fee for such shares previously paid at the time of the Registrant's original filing on Form S-3 on January 13, 2000.



(2)  Shares issuable upon exercise of certain warrants to purchase common stock.



(3) Based on a weighted average of the Proposed Maximum Offering Prices per Share.



(4) Fee calculated pursuant to Rule 457(c), based on the average high and low sales price on May 10, 2000. Fee for such shares previously paid at the time of the Registrant's filing on Form S-3/A on May 23, 2000.



(5) Fee calculated pursuant to Rule 457(c), based on the average high and low sales price on January 16, 2001.



(6) Pursuant to Rule 457(b), $910.58 of this filing fee has been previously paid by the Registrant.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION; DATED JANUARY 19, 2001



PROSPECTUS

                    INNOVATIVE GAMING CORPORATION OF AMERICA



                              10,544,804 SHARES OF
                                  COMMON STOCK



        This prospectus relates to a maximum of 10,544,804 shares of common stock of Innovative Gaming Corporation of America issuable upon the conversion of Series D 6% Convertible Preferred Stock, Series E 6% Convertible Preferred Stock, Series F 6% Convertible Preferred Stock and Series G 6% Convertible Preferred Stock, certain shares of common stock issuable in lieu of payment of dividends and upon the exercise of warrants granted to the selling shareholders listed on page 9 of this prospectus, and certain shares of common stock issued to the selling shareholders listed on page 9 of this prospectus. We will receive no proceeds from the sale of the common stock by selling shareholders.



        Our common stock is listed on the Nasdaq Small Cap Market under the symbol "IGCA." On January 16, 2001, the last sale price for the Common Stock as reported on the Nasdaq Small Cap Market was $0.7813.



        THE SHARES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE RISK FACTORS" BEGINNING ON PAGE 2 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.



        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        NEITHER THE COLORADO GAMING COMMISSION, THE MISSISSIPPI GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION, NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY IGCA WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                The date of this Prospectus is January 19, 2001.

                                TABLE OF CONTENTS






PROSPECTUS SUMMARY......................................................  1



RISK FACTORS............................................................  2



USE OF PROCEEDS.........................................................  9



SELLING SHAREHOLDERS....................................................  9



PLAN OF DISTRIBUTION.................................................... 11



MINNESOTA ANTI-TAKEOVER LAW............................................. 12



MATERIAL CHANGES........................................................ 13



WHERE YOU CAN FIND MORE INFORMATION..................................... 14



NOTE REGARDING FORWARD-LOOKING STATEMENTS............................... 16



LEGAL MATTERS........................................................... 16



EXPERTS................................................................. 16



DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......................... 16






No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY



        As used in this prospectus, the terms "IGCA", "Company", "we", "us" and "our" refer to Innovative Gaming Corporation of America and its consolidated subsidiary.


THE COMPANY


        Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures, markets and distributes multi-station and other specialty gaming machines to regulated gaming markets world-wide. We have two primary product lines: multi-player/multi-station video table games and single player video slot machines incorporating state of the art graphics and sound. We believe that our gaming machines will appeal to casinos/clubs, lotteries and slot route operators seeking to enhance the entertainment experience by providing new and unique forms of gaming.


        We distribute our products directly and through distributors, primarily on a cash sales basis. In Nevada, we directly place our products under lease, sales (cash or extended payment terms) or participation agreements where we retain ownership and share in the net win of the games with the casino.

        Our primary target markets have been gaming jurisdictions in North America, including the states where we are presently licensed: Arizona, Colorado, Iowa, Louisiana, Mississippi, Minnesota, Nevada, New Mexico, North Carolina and South Carolina, South Dakota and through distributors in Europe and Australia. We have submitted and have a pending application in Connecticut and have submitted games for approval in New Jersey. Previously registered with Alberta, Manitoba, Saskatchewan, Quebec and the Atlantic Lottery Corporation we have applications pending in British Columbia and Ontario.


        Our executive offices are located at 333 Orville Wright Court, Las Vegas, Nevada 89119 and our telephone number is (702) 614-7199.


RECENT DEVELOPMENTS


        On December 31, 1999, we executed a merger agreement with Equitex, Inc. and Equitex's subsidiary, nMortgage, Inc., which governed a contemplated merger between the Company and nMortgage in a tax-free exchange of stock. The nMortgage merger agreement required that prior to the merger, we divest substantially all of our gaming-related assets. Accordingly, on February 1, 2000, we entered into an asset purchase agreement with Xertain, Inc., a private Delaware corporation located in Las Vegas, Nevada with its primary business predicated on gaming-related technologies and international manufacturing.



        Due to continued complications associated with the nMortgage transaction, the Company formally terminated the nMortgage merger agreement on September 19, 2000. In conjunction with the termination of the nMortgage merger agreement, we also terminated the asset purchase agreement with Xertain, and instead entered into a Letter of Intent with Xertain pursuant to which we agreed to acquire 14.9% of Xertain's common stock at an initial closing in exchange for 14.9% of our common stock, and to acquire the balance of subject to and upon our receipt of shareholder approval for the merger. On October 12, 2000, we executed a definitive merger agreement with Xertain and completed the initial closing of the transaction. In light of certain gaming and NASDAQ regulatory matters, the parties amended the Xertain merger agreement on December 20, 2000 to provide that each party redeem shares of its previously-issued common stock such that, thereafter, the parties each held 9.9% of the other's common stock.


THE OFFERING


        Common stock offered (1)..................... 10,544,804 shares




        Common stock outstanding
        before the offering.......................... 13,568,774 shares



        Common stock outstanding
        after the offering (2)....................... 19,144,187 shares



        Nasdaq Small Cap Market symbol............... IGCA



--------------
(1) Based upon the maximum number of shares that can be issued under the Securities Purchase Agreements upon conversion of shares of the Company's Series D, E, F & G Preferred Stock, payment of dividends in connection with these preferred shares, shares issuable upon exercise of the certain warrants issued to the selling shareholders, and certain shares issued to the selling shareholders.



(2) Does not include (a) 1,044,900 shares of common stock that are issuable upon exercise of outstanding options pursuant to the employee and director stock option plans; (b) 240,000 shares of common stock issuable upon the exercise of additional outstanding options; (c) 970,000 shares of common stock that are issuable upon the exercise of the outstanding warrants (other than the warrants issued to the selling shareholder and for which the resale of common stock issuable upon conversion thereof is registered hereunder); and (d) 406,666 shares of common stock that are issuable upon the conversion of certain convertible promissory notes.


                                  RISK FACTORS

        An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors, which we believe disclose all risks material to an investment in the securities offered by this prospectus:



GENERAL RISKS:


        WE HAVE INCURRED LOSSES TO DATE AND IF OUR SALES DO NOT IMPROVE, WE WILL NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.


        We have incurred net losses of approximately $14.1 million in 1999, $4.7 million in 1998, $2.9 million in 1997 and $6.9 million in 1996. The third quarter of 2000, in which we realized earnings of approximately $148,000, is the first profitable quarter we have had since the fourth quarter of fiscal 1997. Given the relatively large fluctuations in the frequency and size of our receivables, we continue to experience significant fluctuations in our cash position. We believe that our cash and anticipated funds from operations, absent additional financing, will be adequate to fund cash requirements until through the end of 2001. If our sales forecasts do not materialize, we will require additional financing to fund further production, marketing and distribution of our products. There can be no assurance that we will be successful on obtaining such additional financing on terms acceptable to us, which may require us to consider liquidating all or a part of our assets and possibly discontinuing operations. Any new investors may seek and obtain substantially better terms than were granted to its present investors and the issuance of such securities would result in dilution to its existing shareholders.



        OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET, WHICH DELISTING COULD HINDER OUR ABILITY TO OBTAIN FINANCING AND HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.



        Although our common stock is currently listed on the Nasdaq Small Cap Market, we cannot guarantee that an active public market for our common stock will continue to exist. The market price of our common stock has been highly volatile. We have received a notice from Nasdaq indicating that our common stock has failed to maintain the $1.00 per share minimum closing bid price which Nasdaq required for continued listing of securities on The Nasdaq National and Small Cap Markets. In response to a recent presentation made before a Nasdaq Listing Qualifications Panel, the Nasdaq transferred trading of our securities from The Nasdaq National Market to The Nasdaq Small Cap Market and granted us a limited exemption from the minimum bid price requirement. However, if our common stock fails to demonstrate a closing bid price of at least $1.00 on or before January 22, 2001, and maintain that closing bid price for each of the ten trading days immediately thereafter, our securities will be delisted from The Nasdaq Stock Market. If our securities are delisted, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of IGCA by security analysts and the news media, and lower prices for our securities than might otherwise prevail. This impaired liquidity of our common stock may hinder our ability to raise additional capital to fund operations. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.



        THERE IS THE RISK THAT DUE TO THE LIMITATIONS PLACED ON THE CONVERSION OF THE PREFERRED SHARES, THE PREFERRED SHARES MAY NOT BE CONVERTED INTO COMMON STOCK AND WOULD HAVE TO BE REDEEMED IN CASH.

        The terms of our Series C Convertible Preferred Stock and our Series D 6% Convertible Preferred Stock prohibit us from issuing common stock upon the conversion of these series of preferred stock in excess of 20% of the number of our common shares issued and outstanding on June 1, 1999 and September 1, 1999, respectively. Because we have already issued the maximum allowable number of shares of common stock upon conversion of these series of preferred stock and are no longer able to honor conversion requests from the holders of outstanding Series C and Series D preferred shares, we have offered to exchange those preferred shares for shares of another series of our preferred stock. However, if holders of our outstanding Series C and Series D preferred shares choose to retain and make conversion requests with respect to these shares, we will be required to redeem these preferred shares in cash at 115% and 125%, respectively, of the amount paid for those shares plus any accrued and unpaid dividends thereon.



        Similarly, the total number of shares of common stock issuable in connection with the offering of each of the Series E 6% Preferred Stock, the Series F 6% Preferred Stock and the Series G 6% Preferred Stock cannot exceed 20% of the number of shares of common shares of the Company issued and outstanding on November 1, 2000, December 1, 2000 and January 8, 2001, respectively. In the event the holders of shares of these series of preferred stock are unable to convert their shares into common stock because these limitations have been reached, we would be required to redeem those preferred shares in cash at 125% of their stated value, plus any accrued and unpaid dividends thereon.



        If we are required to redeem shares of the our Series C, D, E, F, or G preferred stock, we may, depending on the number of preferred shares we are required to redeem, lack sufficient cash to accomplish the required redemption. In that situation, we may be required to liquidate all or a part of our assets and possibly discontinue our operations.



        OUR OPERATIONS MAY PROVE UNSUCCESSFUL WHICH WOULD RESULT IN OUR CONTINUED UNPROFITABILITY AND MAY CAUSE OUR STOCK PRICE TO FALL.


        We have not generated a profitable year since the fiscal year ended July 31, 1994. Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitability. Even if we succeed in our operations as contemplated, we cannot assure a successful transition to higher volume operations. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our sales growth is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.


        WE CONTINUE TO FACE RISKS, EXPENSES AND DIFFICULTIES ASSOCIATES WITH NEW AND EXPANDING BUSINESSES.


         Although our business was formed in 1991, we continue to face the risks, expenses and difficulties frequently encountered by new and expanding businesses. These risks include, but are not limited to, negative cash flow, initial high development costs of new products without corresponding sales pending receipt of corporate and product regulatory approvals and market introduction and acceptance of new products. We cannot guarantee that our products will be accepted in the marketplace or that we will be able to obtain the regulatory approvals we require to conduct our business.

        THE CONVERSION OF PREFERRED SHARES INTO SHARES OF OUR COMMON STOCK MAY SIGNIFICANTLY DILUTE THE INTERESTS OF OUR OTHER INVESTORS.


        As of January 16, 2001, we had an aggregate of $6,509,500 of preferred stock issued and outstanding, the substantial majority of which converts into common stock at the lesser of $0.8125 or 70% of the average closing bid price of our common stock for the five consecutive days immediately preceding the conversion date. Because our outstanding preferred stock converts at a discount to the market price of our common stock, investors in our common stock will experience dilution if holders of these preferred shares elect to convert. Based upon the variable conversion prices of the outstanding shares of our preferred stock, these conversion will result in greater dilution to investors the more the price of our common stock declines.


        PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

        Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred shares and other classes of capital stock that may be issued may be superior to the rights granted to the holders of our common stock. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

        WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

        To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.


        MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.


        Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving Innovative Gaming Corporation of America or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, these regulations could adversely affect the market value of our stock.

        POTENTIAL ADVERSE MARKET PRICE IMPACT OF SHARES ELIGIBLE FOR FUTURE
SALE.


        The sale, or availability for sale, of substantial amounts of our common stock in the public market subsequent to this offering of common stock, including sales upon exercise of employee and director stock options and warrants, may adversely affect the prevailing market price of common stock and may impair whether we can raise additional capital by the sale of stock. If we require additional financing and are unable to raise it by selling stock, we may seek debt financing to fund our operations, which debt financing may not be available on terms acceptable to us. If we are unable to obtain equity or debt financing needed to fund our continued operations, we may be forced to liquidate all or part of our assets and possibly discontinue operations.



        WE ARE HEAVILY DEPENDENT ON THE ONGOING SERVICES OF MR. ROLAND M. THOMAS, THE LOSS OF WHOM COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.



        Our plan of business development and our day-to-day operations rely heavily on the experience efforts of Roland M. Thomas, our Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Mr. Thomas has experience in managing and guiding the business affairs of companies that operate in the gaming industry and is responsible for the development of our current business plan. The loss of Mr. Thomas could adversely affect the success of our strategic plans and the viability of our operations and, consequently, could have a detrimental effect on the market price of our stock.



        SHARES OF OUR COMMON STOCK TO BE ISSUED IN CONNECTION WITH OUR CONTEMPLATED ACQUISITION OF XERTAIN, INC. WILL DILUTE THE INTERESTS OF OUR CURRENT INVESTORS, WHILE OUR INABILITY TO OBTAIN SHAREHOLDER APPROVAL FOR THE TRANSACTION COULD ADVERSELY IMPACT OUR OPERATIONS AND LONG-TERM STRATEGIC PLANS.



        We have entered into an agreement to acquire Xertain, Inc., a corporation of which Roland M. Thomas, our Chairman and Chief Executive Officer, serves as Chief Executive Officer. Pursuant to the terms of the agreement governing this acquisition, we have already exchanged approximately 9.9% of our outstanding common stock for 9.9% of Xertain's common stock. The final step in this acquisition, in which Xertain will be merged with and into one of our wholly-owned subsidiaries, is contingent upon the approval of our shareholders. If our shareholders approve the acquisition, we will be required to issue additional common stock to the Xertain shareholders such that the Xertain shareholders will hold approximately 45% of our outstanding common stock after the merger, which issuance will substantially dilute the interests of our current shareholders. Our failure to obtain shareholder approval for the transaction will result in Xertain continuing to operate as a separate entity, which may adversely affect our operations and our current management's strategic plans.



RISKS ASSOCIATED WITH THE GAMING MACHINE INDUSTRY:


        OUR SUCCESS DEPENDS IN LARGE PART UPON OUR ABILITY TO DESIGN, MANUFACTURE, MARKET AND SERVICE PRODUCTS THAT WILL BE ACCEPTED IN THE GAMING MACHINE MARKET.

        Our success as a gaming machine manufacturer and supplier is dependent upon numerous factors, including our ability to design, manufacture, market and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins. In addition, we must compete against gaming machine suppliers with greater financial resources, name recognition and established service networks, customer relationships and licensed in more jurisdictions. To date, the sales of our multi-player games have been significantly lower than we anticipated. In order to diversify and expand sales, we have begun licensing, marketing and selling single player games. We cannot assure you that single player games developed by the Company will be accepted by the market. We will need to develop gaming machines that offer technological advantages or unique entertainment features in order for us to be able to compete effectively in the gaming machine market.


        WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN THE SINGLE PLAYER GAMES MARKET, FOR WHICH WE ARE CURRENTLY DEVELOPING PRODUCTS, OR WITH COMPETITORS WHO DEVELOP GAMING MACHINES THAT ARE SIMILAR TO OUR MULTI-STATION PRODUCTS.

        Many gaming equipment companies, several of which are large and well-established, supply the casino and video lottery industries with video gaming machines and other gaming equipment. Our management believes that Aristocrat, Alliance Gaming, International Game Technology, Anchor Gaming and WMS Industries are among the largest and most-established gaming machine suppliers. Sigma Games distributes a multi-player horserace game, which our management believes competes for the same casino floor space as our games. Additionally, Sega Gaming also offers similar games in a multi-player format and has applied for licensure in certain U.S. markets. Upon licensing, we believe Sega Gaming will become a direct competitor. However, these competitors, or another competitor, may develop gaming machines that are similar to our gaming machines in the future. Furthermore, we cannot assure you that any of the single player games we are currently developing for the intensely competitive single player game market will be accepted in such a competitive market.

        AS WITH OTHER BUSINESSES IN THE GAMING INDUSTRY, OUR PROFITABILITY AND OUR POTENTIAL FOR GROWTH ARE HIGHLY DEPENDENT ON MANY FACTORS WHICH ARE OUT OF OUR CONTROL.

        Our revenues are derived from the gaming industry. The growth of our business is substantially dependent upon factors that are beyond our the control. Such factors include, among others, the pace of development, changes in gaming regulation, expansion and renovation of casinos and other forms of casino gaming in new jurisdictions, and the continued popularity of casino gaming as a leisure activity. The expansion of the gaming industry has slowed in recent years and the continued expansion of gaming markets is dependent upon political, legal and other factors, which are beyond our control. As a result of these and other factors, we cannot assure you that we will be able achieve planned growth or profitability.

        THE LOSS OF ORDERS OR THE INABILITY TO OBTAIN NEW ORDERS COULD CAUSE SIGNIFICANT FLUCTUATIONS IN OUR REVENUES AND CASH FLOW AND ADVERSELY AFFECT OUR OPERATING RESULTS AS A WHOLE.

        Our operating results have varied substantially from quarter to quarter. Revenues in any quarter are substantially dependent on regulatory approval, receipt of orders, availability of parts and components necessary to manufacture the products, delivery and installation in that quarter. Our staffing and operating expenses are based on anticipated revenue levels, and a high percentage of our costs are fixed, in the short-term. As a result, the loss of any one order, or the failure to obtain new orders as existing orders are completed, could have a material adverse effect on, or cause significant fluctuations in, our revenues and cash flow from quarter to quarter.


        OUR OPERATIONS ARE DEPENDENT UPON OUR RELATIONSHIPS WITH OUR VENDORS, SUPPLIERS AND DISTRIBUTORS.

        We are highly dependent upon our relationships with our vendors, suppliers and distributors. A significant interruption or delay in the delivery of components from our suppliers, or the loss of a significant distributor, could materially and adversely affect the results of our operations.

        WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.


        The manufacture and distribution of gaming machines are subject to numerous federal, state, provincial, tribal, international and local regulations. These regulations are constantly changing and evolving, and may permit additional gaming or curtail gaming in various jurisdictions in the future, which may have a material adverse impact on us. The timing and expense of obtaining gaming licenses has an affect on our ability to expand our market. Together with our key personnel, we undergo extensive investigation before each jurisdictional license is issued. Our gaming machines are subjected to independent testing and evaluation prior to approval from each jurisdiction in which we do business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking such game approvals and licenses. Our failure, or the failure of any of our key personnel or gaming machines, in obtaining or retaining a license in any jurisdiction could have a material adverse effect on our business. Furthermore, the failure to obtain or retain a required license in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel or gaming machines) to obtain or retain required licenses in other jurisdictions. In addition, we may also be subject to regulation as a gaming operator if we enter into lease participation agreements under which we share in the revenues generated by gaming machines. Regulatory authorities may require significant shareholders to submit to background investigations and respond to questions from regulatory authorities, and may deny a license or revoke our licenses based upon their findings. For a more complete description of the gaming regulations impacting us, you should refer to the Regulation section of our Form 10-K for the fiscal year ended December 31, 1999.


        THERE IS A RISK THAT THE VALUE OF OUR PROPRIETARY INTELLECTUAL PROPERTY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

        Our products are technology-based and as such, we face several intellectual property risks. We believe that our proprietary software, hardware and other intellectual property are important to our success and our competitive position. We rely on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect our rights pertaining to our products. We currently hold patents for our blackjack, craps and roulette machines. However, the actions we have taken to protect our proprietary rights may be inadequate to prevent others from imitating our products. For instance, we may not be granted patents for products that we develop in the future. Even if we are granted patents for our products, we may still be unable to prevent third parties from being able to copy or to "reverse engineer" certain portions of our products or to obtain and use information that we believe is proprietary.

        Although we are not aware of any infringement, we may be subject to claims from third parties alleging that we have infringed their proprietary intellectual property rights. Such claims could have a material adverse effect on our business given the costs associated with intellectual property litigation, the potential diversion of our management's resources to litigation and the risk of an injunction or other delay in the offering of our products.

                                 USE OF PROCEEDS


        The Company will not receive any proceeds from the sale of the common stock by the selling shareholders.


                              SELLING SHAREHOLDERS


        The following table sets forth the number of shares of the common stock owned by the selling shareholders as of January 16, 2001 and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the Preferred Share Warrants may be offered from time to time by the selling shareholders.




                                      Shares          Percentage                                 Percentage
                                   Beneficially       Beneficial        Number of Shares         Beneficial
                                   Owned Before        Ownership       Offered By Selling      Ownership After
Name                                Offering        Before Offering       Shareholder          Offering (30)
----------------------             ------------     ---------------    ------------------      ---------------
The Shaar Fund, Ltd.                           (1)                      1,292,564 (1)(2)(29)
World Capital Funding, Inc., LLC               (3)                         58,543 (3)
Brad Blumenthal                                (4)                         58,543 (4)
C. Jesse Reggio                                (5)                         58,543 (5)
Levana Fund N.V.                               (6)                        292,764 (6)
Barry Seidman                                  (7)                        595,703 (7)
Blakely Trading, Ltd.                          (8)                        117,105 (8)
Cynthia Frank                                  (9)                         47,583 (9)
Four Corp. Employees
Defined Contribution Plan & Trust             (10)                         47,583 (10)
Taurus Enterprises, LLC                       (11)                         47,583 (11)
Dale Steen DDS IRA                            (12)                        117,105 (12)
Fong Charitable Foundation                    (13)                         25,000 (13)
Vista Gaming                                  (14)                         50,000 (14)
Grogen Financial                              (15)                         10,000 (15)
Don Stephan                                   (16)                         60,000 (16)
Zakeni Limited                                (17)                        451,500 (2)(17)(29)
Lucy Birkemeier                               (18)                         91,357 (18)
Ronnie L. Williams, Sr.                       (19)                         45,679 (19)
Jimmy Dowda                                   (20)                         49,228 (20)(29)
Augustine Fund, LP                            (21)                        816,683 (2)(21)
Wyncrest Capital                              (22)                        138,233 (2)(22)
Gulfstream Financial Partners                 (23)                        737,240 (2)(23)
Richard Lockwood                              (24)                        276,465 (2)(24)
Esquire Trade and Financial                   (25)                        230,388 (2)(25)
Celeste Trust Reg.                            (26)                        230,388 (2)(26)
Wayne W. Mills                                (27)                      2,368,346 (2)(27)
Tom Foley                                                                 113,356
Roland Thomas                                                             599,295
Steve Peterson                                                            349,295
Kevin Quigley                                                              84,358
Ted Yeh                                                                    50,527
Doug Twait                                                                  5,272
Jim Hamilton                                                                5,272
Karen Mayer                                                                 3,954
Scott Dacey                                                                 5,272
Marshal Goodman                                                            13,181
Dan Stark                                                                   6,590
Doug Sanderson                                                             13,181
Mike McKenzie                                                              26,362
Jana McKeag                                                                 6,590
John Zanoni                                                                26,362
Henry Fong                                                                 26,362
Debbie Hulbert                                                              2,636
Christine Hall                                                              2,636
Ryan Peterson                                                               1,318

TOTAL                                                                  10,544,804 (28)



-------------------------
*Less than 1%.

(1) Includes (i) 879,633 shares of common stock issuable upon conversion of Series G Preferred Shares, (ii) 322,543 shares of common stock issuable upon conversion of Series E Preferred Shares and (v) 85,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Samuel Levinson.



(2) The number of common shares issuable upon conversion of preferred stock and offered by the selling shareholder, as referenced above, is based upon such selling shareholder's pro rata share of the maximum number of common shares which remained issuable upon conversion of each series of preferred stock on January 16, 2001. Because the number of shares of common stock issuable upon conversion of preferred shares and as a payment of dividends thereon is dependent in part upon the market price of the common stock prior to conversion, the actual number of shares of common stock that will be issued upon such conversion or dividend payments, and consequently the number of shares of common stock that will be beneficially owned and offered by the selling shareholder will fluctuate daily and cannot be determined at this time. However, the selling shareholder has contractually agreed to restrict its ability to convert preferred stock (and receive common stock in payment of dividends thereon) to the extent that the number of shares of common stock held by it and its affiliates after such conversion exceed 4.9% of IGCA's outstanding common stock.



(3) Includes 5,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Keith Mazer.



(4) Includes 5,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(5) Includes 5,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(6) Includes 25,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Maxo Benealal.



(7) Includes 40,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(8) Includes 10,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(9) Includes 2,500 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(10) Includes 2,500 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(11) Includes 2,500 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Matt Holstein.



(12) Includes 10,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(13) Includes 25,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Henry Fong.



(14) Includes 50,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(15) Includes 10,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(16) Includes 60,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(17) Includes (i) 540,095 shares of common stock issuable upon conversion of Series G Preferred Shares, and (ii) 25,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Sheldon Salzman.



(18) Includes 5,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.

(19) Includes 2,500 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(20) Includes (i) 43,982 shares of common stock issuable upon conversion of Series G Preferred Shares, and (ii) 5,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(21) Includes (i) 114,352 shares of common stock issuable upon conversion of Series G Preferred Shares, and (ii) 50,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by John Porter.



(22) Includes (i) 138,233 shares of common stock issuable upon conversion of Series E Preferred Shares, and (ii) 40,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Ron Eibensteiner.



(23) Includes (i) 737,240 shares of common stock issuable upon conversion of Series E Preferred Shares, and (ii) 80,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Henry Fong.



(24) Includes (i) 276,465 shares of common stock issuable upon conversion of Series E Preferred Shares, and (ii) 30,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(25) Includes (i) 230,388 shares of common stock issuable upon conversion of Series E Preferred Shares, and (ii) 25,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Ari Rabinowitz.



(26) Includes (i) 230,388 shares of common stock issuable upon conversion of Series E Preferred Shares, and (ii) 25,000 shares issuable upon exercise of certain warrants exercisable currently or within 60 days. Shares are beneficially owned by Ari Rabinowitz.



(27) Includes (i) 2,062,096 shares of common stock issuable upon conversion of Series F Preferred Shares, and (ii) 306,250 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(28) Includes (i) 5,575,413 shares of common stock convertible upon conversion of preferred stock, (ii) 931,250 shares issuable upon exercise of certain warrants exercisable currently or within 60 days.



(29) Assumes conversion of all shares of Series D 6% Convertible Preferred Stock into Series G 6% Convertible Preferred Stock.



(30) Each selling shareholder is subject to restrictions limiting its ability to hold shares of common stock of IGCA to the extent that the number of shares of common stock held by it and its affiliates will exceed 4.9% of IGCA's outstanding common stock.


                              PLAN OF DISTRIBUTION


        We are registering the shares offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this section, the term "selling shareholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq Small Cap Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

        The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.


        Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.


        Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                           MINNESOTA ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                                MATERIAL CHANGES

THE MERGER


        On December 31, 1999, we executed a merger agreement with Equitex, Inc. and Equitex's subsidiary, nMortgage, Inc., which governed a contemplated merger between the Company and nMortgage in a tax-free exchange of stock. The nMortgage merger agreement required that prior to the merger, we divest substantially all of our gaming-related assets. Accordingly, on February 1, 2000, we entered into an asset purchase agreement with Xertain, Inc., a private Delaware corporation located in Las Vegas, Nevada with its primary business predicated on gaming-related technologies and international manufacturing.



        Due to continued complications associated with the nMortgage transaction, the Company formally terminated the nMortgage merger agreement on September 19, 2000. The Company also terminated the asset purchase agreement with Xertain as of that date, and instead entered into a merger agreement with Xertain. Pursuant to the terms of the Xertain merger agreement, as amended, we exchanged approximately 9.9% of our outstanding common stock for 9.9% of the common stock of Xertain. Subject to and upon our receipt of shareholder approval for the merger, Xertain will merge with and into IGCA Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of the Company, with IGCA Acquisition Corp. being the surviving corporation in the merger. In connection with the merger we will issue additional shares of our common stock to the Xertain stockholders such that the aggregate amount of shares issued to Xertain and its stockholders equals 45% of our outstanding common shares, calculated on a post-transaction basis.



        Xertain, Inc. is a private Delaware corporation located in Las Vegas, Nevada, with its primary business predicated on gaming-related technologies and international manufacturing. See "Description of the Xertain Business" below.



DESCRIPTION OF THE XERTAIN BUSINESS


GENERAL


        Xertain was incorporated in Delaware on November 29, 1999, and is a participant in the legal Class III gaming industry and is primarily engaged in developing, manufacturing and marketing high-tech based casino gaming applications and technologies to compete in the market for PC-based gaming machines. Xertain intends to create and acquire new products for distribution to existing operators in the gaming industry. In addition, Xertain's business plan contemplates vertically integrating its products and services through the ownership and management of casino gaming facilities.



        Xertain currently distributes gaming and non-gaming network-based PC products through its exclusive agreements and distributes these products both directly to casino operators and through the use of distributors on a jurisdictional basis. Specifically, Xertain has secured exclusive distribution agreements for all Innovative Gaming, Inc. products within California and internationally outside of the United States. In addition to Xertain's present Las Vegas location, Xertain's business plan includes provisions for the development of tribal manufacturing and distribution facilities.

        Xertain intends to evaluate other jurisdictions based on cost and impact for internal sales and support development or for the use of a distributor. Where Xertain elects to utilize a distributor, the distributor will be responsible for the service organization related to the sales.



        Gaming device marketing is performed through word of mouth, trade shows and direct development of future sales through casino management and development efforts.



CAPITAL STOCK OF XERTAIN



        Xertain's authorized capital stock consists of (i) 100,000 shares of common stock, no par value per share, of which 16,275 shares were issued and outstanding to 7 registered stockholders as of January 16, 2001, and (ii) 25,000,000 shares of common stock, $.01 par value per share, of which 9,193,488 were issued and outstanding to 20 registered stockholders as of January 16, 2001. Upon the merger of Xertain with and into IGCA Acquisition Corp., all shares of Xertain's capital stock, with the exception of the those shares owned by IGCA Acquisition Corp. (which will be cancelled at the effective time of the merger with IGCA), will be automatically converted into the right receive a pro rata share of 7,038,181 of IGCA common stock, as adjusted pursuant to the terms of the Xertain merger agreement, as amended.



        No established trading market exists for the shares of capital stock of Xertain.



LITIGATION



        There is no material legal proceedings pending or, to the knowledge of IGCA or Xertain, threatened against Xertain.


                       WHERE YOU CAN FIND MORE INFORMATION


        Federal securities law requires IGCA to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.



        You can receive additional information about the operation of the Securities and Exchange Commission's Public Reference Rooms by calling the Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like IGCA, file information electronically with the Securities and Exchange Commission.



        The Securities and Exchange Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Securities and Exchange Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Securities and Exchange Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (Registration No. 333-94633). The following are specifically incorporated herein by reference:



     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed March 30, 2000;


     2. Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999 as filed May 1, 2000;


     3. Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999 as filed August 8, 2000;



     4. Quarterly Report on Form 10-Q filed for the quarterly period ended March 31, 2000 as filed May 15, 2000;



     5. Amended Quarterly Report on Form 10-Q/A filed for the quarterly period ended March 31, 2000 as filed August 10, 2000; and



     6. Quarterly Report on Form 10-Q filed for the quarterly period ended June 30, 2000 as filed August 14, 2000;



     7. Quarterly Report on Form 10-Q filed for the quarterly period ended September, 30, 2000 as filed November 14, 2000;



     8.   Current Report on Form 8-K filed January 6, 2000



     9.   Current Report on Form 8-K filed May 12, 2000;



     10.  Amended Current Report on Form 8-K/A filed May 19, 2000;



     11.  Current Report on Form 8-K filed August 18, 2000;



     12.  Current Report on Form 8-K filed September 22, 2000;



     13.  Current Report on Form 8-K filed October 16, 2000; and



     14. The description of common stock included under the caption "Securities to be Registered" in the Company's registration statement on Form 8-A, as filed on September 27, 1993, including any amendments or reports filed for the purpose of updating such description.

        You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:


               Innovative Gaming Corporation of America
               Attention:  Chief Executive Officer
               333 Orville Wright Court
               Las Vegas, Nevada 89119
               (702) 614-7199
               www.igca.com


        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding IGCA's business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

        The consolidated financial statements of IGCA as of December 31, 1999, December 31, 1998, and December 31, 1997 and for the years then ended incorporated by reference in the registration statement of which this prospectus is a part have been audited by Kafoury, Armstrong & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES



        Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against that person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, that person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the articles of incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.



         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                10,544,804 SHARES



                    INNOVATIVE GAMING CORPORATION OF AMERICA

                                  COMMON STOCK






                            -------------------------


                                   PROSPECTUS


                            -------------------------









                                JANUARY 19, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:


SEC registration fee.............................................  $ 2,436.62
Nasdaq Small Cap Market additional listing fee...................  $17,500
Legal fees and expenses..........................................  $25,000
Accounting fees and expenses.....................................  $ 5,000
Miscellaneous....................................................  $ 5,000



     Total.......................................................  $54,936.62


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


        The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against that person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, that person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the articles of incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.


ITEM 16. EXHIBITS.


Exhibit             Description of Document
-------             -----------------------



5                   Opinion of Maslon Edelman Borman & Brand, LLP
23.1                Consent of Kafoury, Armstrong & Co.
23.2                Consent of Maslon Edelman Borman & Brand, LLP (included in
                     Exhibit 5)
24                  Power of Attorney (included on page II-3)
---------------------
* Previously filed

ITEM 17. UNDERTAKINGS.


(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



(b) The Company hereby undertakes:


    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and


    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
           Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES




        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on January 19, 2001.


                                    Innovative Gaming Corporation of America,
                                       Registrant



                                    By:  /s/ Roland M. Thomas
                                       -----------------------------------------
                                       Roland M. Thomas, Chairman and Chief
                                       Executive Officer




                                POWER OF ATTORNEY



         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roland M. Thomas as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.



        Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



Name                                     Title                           Date
-----------------                        ---------------                 ----------------
/s/ Roland M. Thomas                     Director, Chairman of the       January 19, 2001
------------------------------------     Board and Chief Executive
Roland M. Thomas                         Officer, Chief Financial
                                         Officer (Principal Executive
                                         Officer and Principal
                                         Accounting Officer)

/s/ Ronald A. Johnson                    Director                        January 19, 2001
------------------------------------
Ronald A. Johnson


/s/ Andrew Tottenham                     Director                        January 19, 2001
------------------------------------
Andrew Tottenham

                                    EXHIBITS


------------- ----------------------------------------------------- ------------
Exhibit       Description of Document                               Page No.
------------- ----------------------------------------------------- ------------



------------- ----------------------------------------------------- ------------
5             Opinion of Maslon Edelman Borman & Brand, LLP**
------------- ----------------------------------------------------- ------------
23.1          Consent of Kafoury, Armstrong & Co.
------------- ----------------------------------------------------- ------------
23.2          Consent of Maslon Edelman Borman & Brand, LLP
              included in Exhibit 5)
------------- ----------------------------------------------------- ------------
24            Power of Attorney (included on page II-3)
------------- ----------------------------------------------------- ------------